* * * * *





                            STOCK EXCHANGE AGREEMENT


                                  by and among


                              TTTTickets.com, Inc.,

                                  Cecil McGough

                                       and

                              PB Acquisition Corp.





                                    * * * * *


                                 April 26, 2000

ARTICLE/SECTION                                                             PAGE
---------------                                                             ----

RECITALS         ............................................................  1

ARTICLE 1    THE EXCHANGE....................................................  1
     1.1     The Exchange....................................................  1
     1.2     Closing  .......................................................  1

ARTICLE 2    REPRESENTATIONS AND WARRANTIES OF TICKETS.......................  1
     2.1     Organization....................................................  1
     2.2     Capitalization..................................................  2
     2.3     Certain Corporate Matters.......................................  2
     2.4     Authority Relative to this Agreement............................  2
     2.5     Consents and Approvals; No Violations...........................  2
     2.6     Disclosure......................................................  2

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF THE
             STOCKHOLDER.....................................................  3
     3.1     Ownership of the Tickets Shares.................................  3
     3.2     Authority Relative to this Agreement............................  3
     3.3     Consents and Approvals; No Violations...........................  3
     3.4     Disclosure of Information.......................................  3
     3.5     Investment Experience...........................................  4
     3.6     Restricted Securities...........................................  4
     3.7     Legend   .......................................................  4

ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..................  4
     4.1     Organization....................................................  4
     4.2     Capitalization..................................................  5
     4.3     Certain Corporate Matters.......................................  5
     4.4     Authority Relative to this Agreement............................  5
     4.5     Consents and Approvals; No Violations...........................  6
     4.6     Subsidiaries....................................................  6
     4.7     Financial Statements............................................  6
     4.8     Events Subsequent to Financial Statements.......................  6
     4.9     Undisclosed Liabilities.........................................  7
     4.10    Tax Matters.....................................................  7
     4.11    Real Property...................................................  7
     4.12    Books and Records...............................................  7
     4.13    Questionable Payments...........................................  8
     4.14    Environmental Matters...........................................  8
     4.15    Intellectual Property........................................... 10
     4.16    Insurance....................................................... 10
     4.17    Contracts....................................................... 10
     4.18    Litigation...................................................... 10
     4.19    Employees....................................................... 10
     4.20    Employee Benefit Plans.......................................... 11
     4.21    Legal Compliance................................................ 11

     4.22    Broker's Fees................................................... 11
     4.23    Disclosure...................................................... 11

ARTICLE 5    CONDUCT OF BUSINESS PENDING THE CLOSING......................... 11
     5.1     Conduct of Business by the Company Pending the Closing.......... 11
     5.2     Other Actions................................................... 12

ARTICLE 6    ADDITIONAL AGREEMENTS........................................... 13
     6.1     Access and Information.......................................... 13
     6.2     Proxy Statement ................................................ 13
     6.3     Meeting of Stockholders......................................... 13
     6.4     Certain Information............................................. 13
     6.5     Press Releases.................................................. 13

ARTICLE 7    CONDITIONS TO CLOSING........................................... 14
     7.1     Conditions to Obligations of Each Party to Effect the Closing... 14
     7.2     Additional Conditions to Tickets' and
             the Stockholder's Obligations................................... 14
     7.3     Additional Conditions to the Obligations of the Company ........ 15

ARTICLE 8    TERMINATION..................................................... 16
     8.1     Termination by Mutual Consent................................... 16
     8.2     Termination by Any Party........................................ 16
     8.3     Material Breach................................................. 16
     8.4     Effect of Termination........................................... 16

ARTICLE 9    SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................... 17
     9.1     Survival ....................................................... 17

ARTICLE 10   GENERAL PROVISIONS.............................................. 17
    10.1     Notices  ....................................................... 17
    10.2     Interpretation.................................................. 17
    10.3     Severability.................................................... 17
    10.4     Miscellaneous................................................... 17
    10.5     Separate Counsel................................................ 17
    10.6     Governing Law................................................... 17
    10.7     Counterparts.................................................... 17
    10.8     Amendment....................................................... 18
    10.9     Parties In Interest; No Third Party Beneficiaries............... 18
    10.10    Waiver   ....................................................... 18
    10.11    Expenses ....................................................... 18

                            STOCK EXCHANGE AGREEMENT

         This Stock Exchange Agreement, dated as of April 26, 2000 (this "Agreement"), is made and entered into by and among TTTTickets.com, Inc., a Delaware corporation ("Tickets"), Cecil McGough, the sole stockholder of Tickets (the "Stockholder") and PB Acquisition Corp., a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Tickets and the Company have adopted resolutions approving and adopting the proposed stock exchange (the "Exchange") upon the terms and conditions hereinafter set forth in this Agreement;

         WHEREAS, the Stockholder holds 1,000 shares of Tickets' Common Stock (the "Tickets Shares"), which represent all of the issued and outstanding shares of common stock of Tickets, and the Stockholder desires to participate in the Exchange; and

         WHEREAS, Tickets will enter into this Agreement for the purpose of evidencing its consent to the consummation of the Exchange and for the purpose of making certain representations, warranties, covenants and agreements.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                  THE EXCHANGE

         1.1 The Exchange. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the Stockholder will sell, convey, assign, transfer and deliver to the Company stock certificate(s) representing the Tickets Shares, and the Company will issue to the Stockholder, in exchange for the Tickets Shares, a stock certificate representing 9,000,000 shares of its common stock (the "Company Shares"), as adjusted for the Forward Split (as hereinafter defined).

         1.2 Closing. The closing of the Exchange (the "Closing") shall take place, or as soon as the conditions set forth in Article 7 have been satisfied or waived or as soon as practicable thereafter. Such date is herein referred to as the "Closing Date." Subject to the provisions of Article 7, the failure to consummate the Exchange on the date and time determined pursuant to this Section
1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation hereunder.

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF TICKETS

         Tickets hereby represents and warrants to the Company as follows:

         2.1 Organization. Tickets has been duly incorporated, is validly existing as a corporation and is in good standing under the laws of its state of incorporation, and has the requisite corporate power to carry on its business as now conducted.

         2.2 Capitalization. The authorized capital stock of Tickets consists of 1,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding, and no shares of preferred stock. All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Tickets is a party or which are binding upon Tickets providing for the issuance or transfer by Tickets of additional shares of its capital stock and Tickets has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments. There are no voting trusts or any other agreements or understandings with respect to the voting of Tickets' capital stock.

         2.3 Certain Corporate Matters. Tickets is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where such failure would not have a material adverse effect on Tickets' financial condition, results of operations or business. Tickets has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

         2.4 Authority Relative to this Agreement. Tickets has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Tickets and the consummation by Tickets of the transactions contemplated hereby have been duly authorized by the Board of Directors of Tickets and no other actions on the part of Tickets are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Tickets and constitutes a valid and binding agreement of Tickets, enforceable against Tickets in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         2.5 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Tickets of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Tickets nor the consummation by Tickets of the transactions contemplated hereby, nor compliance by Tickets with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of Tickets, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Tickets is a party or by which it or its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Tickets, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Tickets taken as a whole.

         2.6 Disclosure. The representations and warranties and statements of fact made by Tickets in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDER

         The  Stockholder   represents  and  warrants,  as  to  itself  and  its
respective ownership in the Tickets Shares, as follows:

         3.1 Ownership of the Tickets Shares. The Stockholder owns, beneficially and of record, good and marketable title to the Tickets Shares, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or stockholders' agreements. At the Closing, the Stockholder will convey to the Company good and marketable title to the Tickets Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, stockholders' agreements or restrictions.

         3.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by the Stockholder, and no other actions on the part of the Stockholder are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         3.3 Consents and Approvals; No Violations. Except for applicable requirements of the federal securities laws and the state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Stockholder of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby, nor compliance by the Stockholder with any of the provisions hereof, will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or his properties may be bound or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder, except in the case of clauses (a) and (b) for violations, breaches or defaults which are not in the aggregate material to the Stockholder.

         3.4 Disclosure of Information. The Stockholder acknowledges that he has been furnished such information regarding the management, financial condition, results of operations and business of the Company necessary to make an informed decision regarding the Exchange. The Stockholder has had an opportunity to ask questions of and receive answers regarding the Company and its financial condition, results of operations or business and the terms and conditions of the Exchange.

         3.5 Investment Experience. The Stockholder acknowledges that he is able to fend for himself, can bear the economic risk of its investment in the Company Shares, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Company Shares. The Stockholder is acquiring the Company Shares for his own account, for investment purposes only and not with a view to further distribution thereof.

         3.6 Restricted Securities. The Stockholder acknowledges that the Company Shares will not be registered pursuant to the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws, that the Company Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Company Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, the Stockholder is familiar with Rule 144 promulgated under Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent (or a notation may be made in the appropriate records of the Company) in connection with the Company Shares.

         3.7  Legend.   The  Stockholder   acknowledges  that  the  certificates
representing the Company Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                                    ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF
                                   THE COMPANY

         The  Company  hereby   represents  and  warrants  to  Tickets  and  the
Stockholder as follows:

         4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

         4.2 Capitalization. The Company's authorized capital stock consists of 40,000,000 shares of Company Common Stock, of which 500,016 shares are issued and outstanding and 10,000,000 shares of preferred stock, par value $.001 per share, of which none are presently issued and outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. When issued, the Company Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, except as provided in the Plan (as hereinafter defined), there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance by the Company or transfer by the Company of additional shares of the Company's capital stock and the Company has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments. There are no voting trusts or any other agreements or understandings with respect to the voting of the Company's capital stock.

         4.3 Certain Corporate Matters. The Company is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of the Company's properties or nature of the Company's business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. The Company has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. The Company has delivered to Tickets true, accurate and complete copies of its Certificate of Incorporation and Bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the stockholders and Board of Directors of the Company are complete and correct in all material respects. The stock records of the Company and the stockholder lists of the Company that the Company has previously furnished to Tickets are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of the Company's capital stock and any other outstanding securities issued by the Company, except as may be provided in the Plan. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws in any material respect. The Company is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

         4.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other actions on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         4.5 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to the Company taken as a whole.

         4.6 Subsidiaries. Except for PBAC (Texas) Corp., the Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         4.7 Financial Statements. The Company has delivered to Tickets the following audited financial statements: (a) its balance sheets as of December 31, 1999; (b) its statements of operations and comprehensive income for the period from November 13, 1998 through December 31, 1999; (c) its statements of cash flows for the period from November 13, 1998 through December 31, 1999; and
(d) its statements of changes in stockholders' equity for the period from November 13, 1998 through December 31, 1999 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of its operations and changes in cash flows for such periods.

         4.8 Events Subsequent to Financial Statements. Since December 31, 1999, there has not been:

         (a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of the Company;

         (b) Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of the Company;

         (c) Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of the Company or any redemption, purchase or other acquisition of any such shares;

         (d) Any subjection to any lien on any of the assets, tangible or intangible, of the Company;

         (e) Any incurrence of indebtedness or liability or assumption of obligations by the Company;

         (f) Any waiver or release by the Company of any right of any material value;

         (g) Any compensation or benefits paid to officers or directors of the Company;

         (h) Any change made or authorized in the Certificate of Incorporation or Bylaws of the Company; or

         (i) Any loan to or other transaction with any officer, director or stockholder of the Company giving rise to any claim or right of the Company against any such person or of such person against the Company.

         4.9 Undisclosed Liabilities. Except as otherwise disclosed under this Agreement and as reflected on the Financial Statements, the Company has no material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

         4.10 Tax Matters.

         (a) The Company has (and as of the Closing Date will have) duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have (or as of the Closing Date will have) been requested or granted;

         (b) The Company has (and as of the Closing Date will have) paid, or adequately reserved against in the Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

         (c) To the best knowledge of the Company, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of the tax returns;

         (d) No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from the Company; and

         (e) The Company has not filed a consent under Section 341 (f) of the Internal Revenue Code of 1986, as amended.

         For the purposes of this Section 4.10, a tax is due (and must therefore either be paid or adequately reserved against in the Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

         4.11 Real Property. The Company does not own or lease any real property.

         4.12 Books and Records. The books and records of the Company fairly reflect the transactions to which the Company is a party or by which its properties are bound.

         4.13 Questionable Payments. Neither the Company nor any employee, agent or representative of it has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any payments from the Company's funds to governmental officials for improper purposes or made any illegal payments from the Company's funds to obtain or retain business.

         4.14     Environmental Matters.

         (a) Definitions. For the purpose of this Agreement, the following terms shall have the meaning herein specified:

                  (i) "Governmental Authority" shall mean the United States, each state, each county, each city and each other political subdivision in which the Company's business is located, and any court, political subdivision, agency or instrumentality with jurisdiction over the Company's business.

                  (ii) "Environmental Laws" shall mean (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. 9601 et seq. ("CERCLA"), (B) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C.A. 6901 et seq. ("RCRA"), (C) the Clean Air Act, 42 U.S.C.A. 7401 et seq., (D) the Federal Water Pollution Control Act, as amended, 33 U.S.C.A. 1251 et seq., (E) the Toxic Substances Control Act, 15 U.S.C.A. 2601 et seq., (F) all applicable state laws, and (G) all other laws and ordinances relating to municipal waste, solid waste, air pollution, water pollution and/or the handling, discharge, disposal or recovery of on-site or off-site hazardous substances or materials, as each of the foregoing has been or may hereafter be amended from time to time.

                  (iii) "Hazardous Materials" shall mean, among others, (A) any "hazardous waste" as defined by RCRA, and regulations promulgated thereunder; (B) any "hazardous substance" as defined by CERCLA, and regulations promulgated thereunder; (C) any "toxic pollutant" as defined in the Federal Water Pollution Prevention and Control Act, as amended, 33 U.S.C. 1251 et seq., (commonly known as "CWA" for "Clean Water Act"), and any regulations thereunder; (D) any "hazardous air pollutant" as defined in the Air Pollution Prevention and Control Act, as amended, 42 U.S.C. 7401 et seq. (commonly known as "CAA" for "Clean Air Act") and any regulations thereunder; (E) asbestos; (F) polychlorinated biphenyls; (G) any substance the presence of which on the Business Location (as hereinafter defined) is prohibited by any Environmental Laws; and (H) any other substance which is regulated by any Environmental Laws.

                  (iv) "Hazardous Materials Contamination" shall mean the presence of Hazardous Materials in the soil, groundwater, air or any other media regulated by the Environmental Laws on, under or around the Company's facilities at levels or concentration which trigger any requirement under the Environmental Laws to remove, remediate, mitigate, abate or otherwise reduce the level or concentration of the Hazardous Materials. The term "Hazardous Materials Contamination" does not include the presence of Hazardous Materials in process tanks, lines, storage or reactor vessels, delivery trucks or any other equipment or containers, which Hazardous Materials are used in the manufacture, processing, distribution, use, storage, sale, handling, transportation, recycling, reuse or disposal of the products that were manufactured and/or distributed by the Company.

         (b) Representations and Warranties. Based on the foregoing, the Company represents and warrants that:

                  (i) To the best knowledge of the Company, there has been no material failure by the Company to comply with all applicable requirements of Environmental Laws relating to the Company, the Company's operations, and the Company's manufacture, processing, distribution, use, treatment, generation, recycling, reuses, sale, storage, handling, transportation or disposal of any Hazardous Material and the Company is not aware of any facts or circumstances which could materially impair such compliance with all applicable Environmental Laws.

                  (ii) The Company has not, through the Closing Date, received notice from any Governmental Authority or any other person of any actual or alleged violation of any Environmental Laws, nor is any such notice anticipated.

                  (iii) Prior to the Closing Date, the Company will not do or permit anything that will cause the Company to be in material violation of any requirements of Environmental Laws, or do or permit a violation of Environmental Laws that would materially and adversely affect the financial condition of the Company or subject the Company to any enforcement actions under any Environmental Laws.

                  (iv) To the best knowledge of the Company, Environmental Laws do not require that any permits, licenses or similar authorizations to construct, occupy or operate any equipment or facilities used in the conduct of the Company's business.

                  (v) No Hazardous Materials are now located at the Business Location, and, to the best knowledge of the Company, the Company has not ever caused or permitted any Hazardous Materials to be generated, placed, stored, held, handled, located or used at the Business Location, except those which may lawfully be used, transported, stored, held, handled, generated or placed at the Business Location in the conduct of the Company's business.

                  (vi) The Company has not received any notices, whether from a Governmental Authority or some other third party, that Hazardous Material Contamination exists at the Business Location or at any other location utilized by the Company in the conduct of its business nor is the Company aware of any circumstances that would give rise to an allegation of such contamination.

                  (vii) To the best knowledge of the Company, no investigation, administrative order, consent order or agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is proposed, threatened, anticipated, pending or otherwise in existence with respect to the Business Location or with respect to any other site controlled or utilized by the Company in the operation of its business. To the best knowledge of the Company, the Business Location is not currently on, and has never been on, any federal or state "Superfund" or "Superlien" list.

         4.15 Intellectual Property. The Company does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. The Company has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

         4.16 Insurance. The Company has no insurance policies in effect.

         4.17 Contracts. Except as set forth on Schedule 4.17, the Company has no material contracts, leases, arrangements and commitments (whether oral or written). The Company is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

         4.18 Litigation. Except as it relates to the Plan, the Company is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against the Company. The Company is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings or investigations of the Company, and the Company knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting the Company or to which the Company is a party.

         4.19 Employees. Except for Timothy P. Halter, the Company's sole officer and director, the Company does not have any employees. The Company does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees. The Company has no written or oral employment agreements with any officer or director of the Company. The Company is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by the Company to any stockholder, officer, director or employee of the Company, nor are there any loans or debts payable or owing by any of such persons to the Company or any guarantees by the Company of any loan or obligation of any nature to which any such person is a party.

         4.20 Employee Benefit Plans. Except as may be provided for in the Proxy Statement (as hereinafter defined) at the request of Tickets, the Company has no
(a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by the Company.

         4.21 Legal Compliance. To the best knowledge of the Company, no claim has been filed against the Company alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. The Company holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

         4.22 Broker's Fees. Neither the Company, nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

         4.23 Disclosure. The representations and warranties and statements of fact made by the Company in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

                                    ARTICLE 5
                     CONDUCT OF BUSINESS PENDING THE CLOSING

         5.1 Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that prior to the Closing Date:

         (a) The Company shall conduct its business and operations only in the usual and ordinary course of business;

         (b) Except as contemplated by this Agreement and as necessary to effect the proposals contained in the Proxy Statement, the Company shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any of its assets; (ii) amend or propose to amend its Certificate of Incorporation or Bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities; (v) create any subsidiaries;
         (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (c) Except as contemplated by this Agreement, the Company shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital stock; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or the material assets thereof; (iii) incur any indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (d) The Company shall not enter into any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any officers or directors;

         (e) The Company shall not adopt any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

         (f) Except as otherwise required by its Certificate of Incorporation or Bylaws, by this Agreement or by applicable law, the Company shall not call any meeting of stockholders;

         (g) The Company shall notify Tickets of any emergency or other change in the normal course of its business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of the Company, or to the ability of any of the parties hereto to consummate the transactions contemplated by this Agreement;

         (h) The Company shall notify Tickets promptly of any material adverse event or circumstance affecting the Company (including the filing of any material litigation against the Company or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced); and

         (i) The Company shall comply in all material respects with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes.

         5.2 Other Actions. Unless approved in writing by Tickets, the Company shall not to take any action or permit any action to occur that might reasonably be expected to result in any of the representations and warranties of the Company contained in this Agreement becoming untrue after the date hereof or any of the conditions to the Closing set forth in Article 7 of this Agreement not being satisfied.

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

         6.1 Access and Information. Except for information relating to any claims any party may have against the other, Tickets and the Company shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives necessary access throughout the period prior to the Closing to all of its books, records, properties and personnel and, during such period in order to allow each party to complete its due diligence review, each shall furnish promptly to the other all information as such other party may reasonably request.

         6.2 Proxy Statement. The Company, HFG and their representatives shall, with the assistance of Tickets and its representatives, prepare a proxy statement (together with the related notice to stockholders and any annexes and exhibits thereto, the "Proxy Statement") that will submit certain matters to the Company's stockholders for approval in accordance with applicable law and the Company's Amended Liquidating Plan of Reorganization (the "Plan") dated October 2, 1998, as confirmed by order of the United States Bankruptcy Court, District of Massachusetts (Western Division) on November 2, 1998, including: (a) this Agreement, (b) an amendment to the Company's Certificate of Incorporation changing the Company's name to TTTTickets Holding Corp., (c) an amendment to the Company's Certificate of Incorporation removing a certain paragraph of Article Fourth (d) an amendment to the Company's Certificate of Incorporation to effect a one for two forward split (the "Forward Split") of the Company Common Stock and (e) the election of certain nominees to the Company's Board of Directors designated by Tickets. The Proxy Statement may also contain additional proposals regarding such other matters appropriate for stockholder approval as may be mutually agreed upon by the parties.

         Tickets shall be responsible for providing the information to the Company required in the Proxy Statement that relates to Tickets and its management, business and financial condition. The Company shall be responsible for providing the information required in the Proxy Statement that relates to the management, business and financial condition of the Company.

         6.3 Meeting of Stockholders. The Company shall call a special meeting of its stockholders to be held in accordance with the laws of the State of Delaware to consider and vote upon the proposals contained in the Proxy Statement.

         6.4 Certain Information. The Company, Tickets and each of their respective representatives shall prepare and assemble certain information regarding the Exchange, the Company and Tickets necessary for the stockholders of the Company to make an informed investment decision regarding the Exchange.

         6.5 Press Releases. The Company and Tickets shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

                                    ARTICLE 7
                              CONDITIONS TO CLOSING

         7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party hereto to effect the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

         (a) The Exchange and the other proposals contained in the Proxy Statement shall have been approved by the stockholders of the Company in accordance with the Plan and applicable law; and

         (b) No order shall have been entered and remained in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby.

         7.2 Additional Conditions to Tickets' Obligations. The obligations of Tickets to effect the Closing are subject to the satisfaction of the following additional conditions on or before the Closing Date:

         (a) The representations and warranties set forth in Article 4 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though then made;

         (b) The Company shall have performed, in all material respects, each obligation and agreement and complied with each covenant to be performed and complied with by them under Articles 5 and 6 of this Agreement prior to the Closing Date;

         (c) All consents by governmental or regulatory agencies or otherwise that are required to be obtained by the Company for the consummation of the transactions contemplated hereby will have been obtained;

         (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

         (e) Tickets and its financial and legal representatives shall have completed a due diligence review of the business, operations and financial statements of the Company, the results of which shall be satisfactory to Tickets in its sole discretion;

         (f) At the Closing, the Company shall have delivered or caused to be delivered to Tickets and the Stockholder the following:

                  (i) a certificate executed on behalf of the Company stating that the conditions set forth in Sections 7.2(a) through (d) of this Agreement have been satisfied;

                  (ii) resolutions duly adopted by the Board of Directors of the Company authorizing and approving the proposals contained in the Proxy Statement, including the Exchange and the execution, delivery and performance of this Agreement;

                  (iii) resolutions duly adopted by the stockholders of the Company approving the proposals contained in the Proxy Statement, including the Exchange and the execution, delivery and performance of this Agreement;

                  (iv) a certificate of good standing for the Company from the Secretary of State of the State of Delaware, dated not earlier than five days prior to the Closing Date;

                  (v) a copy of the Certificate of Incorporation of the Company certified as of a recent date by the Secretary of State of the State of Delaware;

                  (vi) the written resignation of Timothy P. Halter from his positions of officer and director of the Company;

                  (vii) certificates representing the Company Shares to be delivered pursuant to this Agreement bearing the names of the Stockholder; and

                  (viii) such other documents as Tickets may reasonably request in connection with the transactions contemplated hereby.

         7.3 Additional Conditions to the Obligations of the Company. The respective obligations of the Company to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) The representations and warranties set forth in Articles 2 and 3 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though then made;

         (b) Tickets shall have performed, in all material respects, each obligation and agreement and complied with each covenant required to be performed and complied with by it under Article 6 of this Agreement prior to the Closing Date;

         (c) All consents by governmental or regulatory agencies or otherwise that are required to be obtained by Tickets for the consummation of the transactions contemplated hereby will have been obtained;

         (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded; and

         (e) On the Closing Date, Tickets shall have delivered to the Company the following:

                  (i) a certificate executed on behalf of Tickets stating that the conditions set forth in Sections 7.3(a) through (d) of this Agreement have been satisfied;

                  (ii)  resolutions  duly  adopted by the Board of  Directors of
                  Tickets   authorizing  and  approving  the  Exchange  and  the
                  execution, delivery and performance of this Agreement;

                  (iii) a certificate of good standing for Tickets from the Secretary of State of the State of Delaware, dated not earlier than five days prior to the Closing Date;

                  (iv) a copy of the Certificate of Incorporation of Tickets certified as of a recent date by the Secretary of State of the State of Delaware;

                  (v) an incumbency certificate of the officers of Tickets;

                  (vi)  certificate(s)  representing  the  Tickets  Shares to be
                  delivered   pursuant  to  this   Agreement  duly  endorsed  or
                  accompanied by duly executed stock powers; and

                  (vii) such other documents as the Company may reasonably request in connection with the transactions contemplated hereby.

                                    ARTICLE 8
                                   TERMINATION

         8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the parties hereto.

         8.2 Termination by Any Party. This Agreement may be terminated by any party hereto if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause shall have used all reasonable efforts to remove such injunction, order or decree.

         8.3 Material Breach. This Agreement may be terminated by any party if a material breach of this Agreement has been committed and such breach has not been waived or cured by the alleged breaching party within 30 days of receipt of written notice from a non-breaching party detailing such breach.

         8.4 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, the obligations of the parties hereto to consummate the Exchange shall terminate. Each party's right of termination under this Article 8 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.

                                    ARTICLE 9
                           SURVIVAL OF REPRESENTATIONS
                                 AND WARRANTIES

         9.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any written statement, certificate or other document to be delivered in connection herewith shall survive the Closing, regardless of any investigation made by or on behalf of any party.

                                   ARTICLE 10
                               GENERAL PROVISIONS

         10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

         To HFG or the Company prior to the Exchange:

         Timothy P. Halter, President
         7701 Las Colinas Ridge, Suite 250
         Irving, Texas 75063

         To Tickets or the Company after the Exchange:

         724 West Main, Suite 180
         Lewisville, Texas 75067
         Attn:  Cecil McGough

         10.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         10.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

         10.4 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

         10.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised and urged to seek its own separate legal counsel for advice with respect to this Agreement.

         10.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

         10.7 Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

         10.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

         10.9 Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

         10.10 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

         10.11 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

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IN WITNESS  WHEREOF,  the parties have  executed  this  Agreement as of the date first written above.


PB ACQUISITION CORP.

By:  /s/ Timothy P. Halter
   ------------------------------------------
         Timothy P. Halter
         President


TTTTICKETS.COM, INC.

By:  /s/ Cecil McGough
   -----------------------------------------
         Cecil McGough
         President


THE STOCKHOLDER:

     /s/ Cecil McGough
   -----------------------------------------
         Cecil McGough

                                  SCHEDULE 4.17

         Agreement dated April 12, 1999 between PB Acquisition Corp. and Securities Transfer Corporation.